CONTACT:	FELDMAN MALL PROPERTIES, INC. Larry Feldman Chairman & Chief Executive Officer -or- Thomas E. Wirth (516) 684 -1239 1010 Northern Blvd, Suite 314 Great Neck, NY 11021

FELDMAN MALL PROPERTIES, INC. ANNOUNCES 2004 FINANCIAL RESULTS
AND DECLARES DIVIDEND

***

Conference Call to Discuss Results Will Be Held at 2:00 PM EST, Wednesday, March 23, 2005
Dial in: (800) 289-0544 or go to www.feldmanmall.com

Release Highlights

•	Completed initial public offering of 10.7 million shares of common stock at $13.00 per share on December 15, 2004 with net proceeds totaling $124.8 million
•	Raised an additional $19.3 million of net proceeds through the sale of an additional 1.6 million shares of common stock at $13.00 per share on January 11, 2005 through the full exercise by the underwriters of their over-allotment option
•	Acquired Stratford Square Mall located in Bloomingdale, Illinois for $93.1 million in December 2004
•	Acquired Colonie Center Mall located in Albany, New York for $82.2 million in February 2005
•	Obtained a $75 million, 3-year mortgage on Stratford Square Mall bearing interest at an all-in fixed rate of 5.0% per annum
•	Declaring a dividend of $0.2671 per share for the period December 16, 2004 to March 31, 2005 which equates to an annualized rate of $0.91 per share

Financial Results

Great Neck, NY, March 23, 2005 – Feldman Mall Properties, Inc. (NYSE:FMP) announced results for the fourth quarter and year ended December 31, 2004. Our initial public offering (“IPO”) which closed on December 15, 2004, resulted in the contribution of our initial mall portfolio from our predecessor entities. Accordingly, the results for the fourth quarter of 2004 are reported through a 76 day period attributable to our predecessor entity and a 16 day period attributable to the Company’s operations as a publicly traded Real Estate Investment Trust.

The Company’s net loss, before minority interest, for the period December 16, 2004 to December 31, 2004 was ($1.4 million), or ($0.12) per diluted share. Funds From Operations (“FFO”) for the period December 16, 2004 to December 31, 2004 was negative ($1.2 million), or ($0.09) per diluted share. The Company had 12.4 million weighted average common shares and operating partnership units outstanding during this period.

The Company’s results were impacted by charges for the early extinguishment of debt ($0.3 million), a charge for organizational costs ($0.6 million) and related public company expenses ($0.2 million).

Operating Results

Foothills Mall
Tucson, Arizona

Shop occupancy, excluding temporary tenants and excluding anchor tenants, increased from 74.6% at December 31, 2003 to 79.0% at December 31, 2004. Including temporary tenants, the shop occupancy as of December 31, 2003 was 89.8% versus 92.3% as of December 31, 2004. Including anchor and temporary tenants, the mall’s overall occupancy increased to from 94.9% at December 31, 2003 to 96.0% at December 31, 2004. Average comparable shop sales decreased from $291 per square foot in 2003 to $290 per square foot in 2004. Shop sales increased 17% for the fourth quarter 2004 as compared to same quarter 2003.

Average shop rents, excluding temporary tenants, increased from $18.40 per square foot at December 31, 2003 to $18.55 per square foot at December 31, 2004.

Harrisburg Mall (25% equity investment)
Harrisburg, Pennsylvania

Shop occupancy, excluding temporary tenants and excluding anchor tenants, decreased from 74.6% at December 31, 2003 to 70.6% at December 31, 2004. Including temporary tenants, the shop occupancy as of December 31, 2003 was 82.9% versus 77.7% as of December 31, 2004. Including anchor and temporary tenants, the mall’s overall occupancy increased from 51.4% at December 31, 2003 to 92.0% at December 31, 2004. Average comparable shop sales increased from $239 per square foot in 2003 to $243 per square foot in 2004. Shop sales increased 6% for the fourth quarter 2004 as compared to the same quarter 2003.

Average shop rents per square foot increased from $17.68 per square foot at December 31, 2003 to $18.05 per square foot at December 31, 2004.

Real Estate Activity

Colonie Center Mall
Albany, New York

On February 2, 2005, the Company announced the purchase of the Colonie Center Mall, located in Albany, New York, for $82.2 million dollars. The 1.2 million square foot, two-level shopping mall is situated in the heart of New York’s Capital region just minutes from the Albany International Airport and major hotel chains. The mall has shop occupancy of 66% (excluding temporary and anchor tenants). Including temporary tenants, the shop occupancy as of December 31, 2004 was 85%. Including anchor and temporary tenants, the mall’s overall occupancy was 96% at December 31, 2004. Anchor tenants include Macy’s and Sears (un-owned anchor spaces), Boscov’s and Christmas Tree Shops (a subsidiary of Bed, Bath and Beyond). In addition, junior anchor tenants include F.Y.E and Steve & Barry’s.

Stratford Square Mall
Bloomingdale, Illinois

On December 30, 2004, the Company acquired the Stratford Square Mall located in Bloomingdale, Illinois for $93.1 million. Located in the rapidly growing and affluent DuPage County, a northwestern suburb of Chicago, the 1.3 million square foot mall has an overall occupancy of 90% with a shop tenant occupancy of 69% (excluding temporary and anchor tenants). Including temporary tenants, the shop occupancy as of December 31, 2004 was 88%. Including anchor and temporary tenants, the mall’s overall occupancy was 96% at December 31, 2004. The mall boasts 6 un-owned anchor tenants including Kohl’s, Sears, Carson Pirie Scott (a unit of the Saks Department Store Group), Marshall Fields, JCPenney and Burlington Coat Factory.

Financing Activity

Common Stock Issuance

On December 15, 2004, the Company completed an initial public offering of 10.7 million shares of common stock at $13.00 per share. After payment of expenses related to the offering, the Company received $124.8 million.

On January 11, 2005, the Company completed the sale of 1.6 million shares of common stock at $13.00 per share pursuant to the full exercise of the underwriters over allotment. The net proceeds received by the Company from the over allotment totaled $19.3 million, resulting in total proceeds of $144.1 million from the IPO.

Mortgage Financing

In January 2005, the Company completed a $75 million, 3-year first mortgage financing collateralized by the Stratford Square Mall. The mortgage bears interest at a rate of LIBOR plus 125 basis points and has two one-year extensions. The initial loan to cost is approximately 80%; however, once the intended capital improvements of approximately $20 million are complete, the total leverage is expected to decrease to approximately 65% of total anticipated cost.

Forward Swap Contract

In connection with the Stratford Square Mall Financing, during January 2004, the Company entered into a $75 million swap commencing February 2005 with an all-in-rate of5%and a final maturity date in January 2008. The effect of the swap is to fix the interest rate on the Stratford Square Mall mortgage.

Dividend

The Company announced that the Board of Directors has declared a quarterly dividend of $0.2671 per common share. The dividend is payable April 15, 2005 to shareholders of record at the close of business on April 4, 2005.

This distribution reflects the regular dividend for the period December 16, 2004 to March 31, 2005, which at its newly established level represents the equivalent of an annualized distribution of $0.91. Based on yesterday’s closing price of $12.20, the annualized dividend yield per common share was 7.46%.

Management

Tom Wirth Named Chief Financial Officer
Jeff Erhart Named General Counsel
Sheryl Wolf Named Chief Accounting Officer

The Company hired three executives since the IPO.

Mr. Wirth began working with the company in September 2004, and formally joined the Company as the Chief Financial Officer in December of 2004. In his capacity as CFO, Mr. Wirth is directing our accounting and finance, capital markets and investor relations efforts of the newly formed REIT. Prior to joining the Company, Mr. Wirth spent eight years at SL Green Realty Corp., a New York Office REIT, holding senior management positions including Chief Financial Officer, Vice President and Principal Accounting Officer and Vice President of Finance.

Jeffrey Erhart was hired in January 2005 as Executive Vice President & General Counsel and will oversee all aspects of the company's legal structure, contracts, leases and all other financial agreements. Mr. Erhart has 22 years of real estate law experience. Before joining our Company, he was a Partner in the law firm of Van Wagner, Erhart & Hubbard, LLP where his practice focused on the sale, purchase, leasing, development and financing of office buildings, shopping centers, malls and other real property.

Hired in February 2005, Sheryl Wolf is primarily responsible for all accounting, controls and financial reporting of the company in her role as Chief Accounting Officer, reporting directly to Mr. Wirth. Prior to joining our Company, Ms. Wolf was the Controller and Director of Finance at Brookdale Living Communities, Inc. overseeing all accounting and financial functions including tax compliance, cash projections and company reporting, SEC compliance including Sarbanes Oxley and performing competitive analysis and financial modeling.

Other

Feldman Mall Properties, Inc. is a real estate investment trust, or REIT, that acquires, renovates and, repositions enclosed regional shopping malls. Today, the Company’s portfolio, including unowned anchor tenants, consists of four properties aggregating approximately 4.1 million square feet.

Conference Call

The Company’s executive management team, led by Larry Feldman, Chief Executive Officer, will host a conference call and audio web cast on Wednesday, March 23, 2005 at 2:00 p.m. EST to discuss the financial results. The conference call may be accessed by dialing (800) 289-0544. No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s web site at www.feldmanmall.com.

A replay of the call will be available through March 29, 2005 by dialing (888) 203-1112using pass code 4743155, or you may access the replay via the Company’s web site through April 22, 2005.

Non-GAAP Financial Measures

Feldman Mall Properties, Inc., consistent with real estate industry and investment community preferences, uses Funds From Operations, or FFO, as a supplemental measure of operating performance. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (loss) (computed in accordance with Generally Accepted Accounting Principles (GAAP)), excluding gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of depreciable properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

The Company considers FFO a supplemental measure for equity REITs and a complement to GAAP measures because it facilitates an understanding of the operating performance of the Company’s properties. FFO does not give effect to real estate depreciation and amortization since these amounts are computed to allocate the cost of a property over its useful life. Since values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, the Company believes that FFO provides investors with a clearer view of the Company’s operating performance.

In order to provide a better understanding of the relationship with FFO and GAAP net income, a reconciliation of FFO to GAAP net income has been provided. FFO does not represent cash flow from operating activities in accordance with GAAP, should not be considered as an alternative to GAAP net income and is not necessarily indicative of cash available to fund cash needs.

During the March 23, 2005 conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on pages six and seven of this release and in our fourth quarter supplemental data package.

*Financial Tables Attached

To receive the Company’s latest news release and other corporate documents, please contact The Company at (516) 684-1239. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: www.FeldmanMall.com.

Forward-looking Information

This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including without limitation the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. Theseassumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward-looking statements.

FELDMAN MALL PROPERTIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts In Thousands)	December 31,
	2004	2003

	(unaudited)	(Feldman Predecessor)
Assets:
Investments in real estate, net	$144,008	$50,473
Investment in unconsolidated real estate partnership	5,026	3,808
Cash and cash equivalents	15,607	3,977
Restricted cash	4,555	8,095
Rents, deferred rents and other receivables, net	1,921	1,240
Acquired lease rights, net	4,167	1,145
Deferred charges, net	12,361	1,799
Other assets	1,196	239

Total Assets	$188,841	$70,776

Liabilities and Stockholders'/Owners' Equity:
Mortgages and other loans payable	$54,750	$61,278
Due to affiliates	12,918	5,533
Accounts payable, accrued expenses and other liabilities	7,885	1,511
Acquired lease obligation, net	4,737	1,601

Total liabilities	80,290	69,923

Minority interest	13,971	762

Stockholders'/Owners' Equity
Owners' Equity (Predecessor)	—	91
Common Stock	111	—
Additional Paid-In Capital	95,719	—
Retained deficit	(1,250)

Total Stockholders'/Owners' Equity	94,580	91

Total Liabilities and Stockholders'/Owners' Equity	$188,841	$70,776

FELDMAN MALL PROPERTIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

		Feldman Predecessor

	Period From	Period From		Period from
	December 16, 2004 to	October 1, 2004 to	Three Months Ended	January 1, 2004 to	Twelve Months Ended
(Amounts in thousands, except per share data)	December 31, 2004	December 15, 2004	December 31, 2003	December 15, 2004	December 31, 2003

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Rental	$327	$1,692	$1,545	$6,605	$6,720
Tenant reimbursements	193	932	1,127	4,124	4,446
Management, leasing and development services	58	118	122	917	461
Interest and other income	52	22	(26)	250	67

Total Revenue	630	2,764	2,768	11,896	11,694
Expenses:
Rental property operating and maintenance	329	1,277	1,112	4,151	4,193
Real estate taxes	45	272	238	1,218	1,225
Interest (including amortization of deferred financing costs)	443	500	1,873	3,464	4,904
Depreciation and amortization	211	203	391	1,409	1,442
General and administrative	1,047	2,937	353	4,358	672
Other	—	3	114	13	161

Total Expenses	2,075	5,192	4,081	14,613	12,597
Equity in earnings of unconsolidated real estate partnership	12	125	197	425	197

Loss before minority interest	(1,433)	(2,303)	(1,116)	(2,292)	(706)
Minority interest	(184)	(43)	(314)	23	30

Net Loss	($1,249)	($2,260)	($802)	($2,315)	($736)

Basic and diluted weighted average shares outstanding	10,789

Net loss per share (Basic and Diluted)	($0.12)

Funds from Operations (FFO)
FFO per share (Basic and Diluted)	($0.09)

FFO Calculation:
Net Loss	($1,249)

Less:
Minority interest	(184)
Add:
Depreciation and amortization (excluding FF&E)	201
Joint venture FFO adjustment	76

FFO, before minority interest	($1,156)

Ownership interests:
Weighted average REIT common shares for basic net income per share	10,789
Weighted average partnership units held by minority interests	1,593

Weighted average shares and units outstanding	12,382